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                                                                    Exhibit 5.1

              [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]

                                                                  202-639-7047
                                                          (FAX:   202-639-7003)

November 4, 2003

DigitalNet, Inc.
2525 Network Place
Herndon, Virginia 20171


Ladies and Gentlemen:

            We have acted as special counsel to DigitalNet, Inc., a Delaware corporation (the "Company"), DigitalNet Holdings, Inc., a Delaware corporation ("Holdings") and DigitalNet Government Solutions, LLC, a Delaware limited liability company (the "Subsidiary Guarantor" and together with Holdings, the "Guarantors"), in connection with the Company's offer to exchange up to $125,000,000 in aggregate principal amount of its 9% Senior Subordinated Notes due 2010 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its 9% Senior Subordinated Notes due 2010 (the "Outstanding Notes" and together with the Exchange Notes, the "Notes") pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (File number 333-107095). Pursuant to the Indenture (as defined below) the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture. All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

            In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors and others, as we have

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deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

            (a) the Indenture dated July 3, 2003 (the "Indenture") among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"); and

            (b)   the Notes.

            The documents referred to in items (a) through (b) above are collectively referred to as the "Documents."

            In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

            To the extent it may be relevant to the opinions expressed herein, we have assumed (i) that the Exchange Notes have been duly authenticated and delivered by the Trustee, (ii) that all of the parties to the Documents (other than Holdings, the Company and the Subsidiary Guarantor) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (iii) that the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than Holdings, the Company and the Subsidiary Guarantor) and constitute valid and binding obligations of all the parties thereto (other than Holdings, the Company and the Subsidiary Guarantor) enforceable against such parties in accordance with their respective terms, and (iv) that all of the parties to the Documents will comply with all laws applicable thereto.

            Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

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            1.    The Exchange Notes have been duly authorized, and when
                  executed, authenticated, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

            2. The guarantees in the Indenture with respect to the Exchange Notes have been duly authorized, and when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture in exchange for the Outstanding Notes, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

            The opinions set forth above are subject to the following qualifications:

            (A) We express no opinion as to: (i) the validity, binding effect or enforceability of any provision of the Documents relating to indemnification, contribution or exculpation (I) in connection with violations of any applicable laws, statutory duties or public policy, or (II) in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, or (III) under circumstances involving the negligence of the indemnified or exculpated party or the party receiving contribution in which a court might determine the provision to be unfair or insufficiently explicit;

                 (ii) the validity, binding effect or enforceability of any provision of the Documents related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (II) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York;

                 (iii) the enforceability of any provision of the Documents specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

                 (iv) the validity, binding effect or enforceability of any provision of the Documents containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, a "Waiver") by Holdings, the Company or the Subsidiary Guarantor under any such Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions);

                 (v) the validity, binding effect or enforceability of any provision of the Documents purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

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                  (vi) the validity, binding effect or enforceability of any provision of the Indenture, the Notes or the guarantees in the Indenture which may be construed to be in the nature of a penalty.

             (B) Our opinions are subject to the following:

                  (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally;

                  (ii) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and

                  (iii) the effect of, and we express no opinion with respect to, the application or compliance with state securities or Blue Sky laws.

             (C) Provisions in the Indenture that provide that the Guarantors' liability thereunder shall not be affected by (i) amendments to, or waivers of, provisions of documents governing the guaranteed obligations, (ii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, or (iii) actions or failures to act on the part of the holders or Trustee, might not be enforceable if such amendments, waivers, actions, events or circumstances change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantors under the Indenture.

             (D) We have assumed consideration that is fair and sufficient to support the agreements of each of Holdings and the Subsidiary Guarantor under the guarantees under the Indenture and Article Ten of the Indenture has been, or would be deemed by a court of competent jurisdiction to have been, duly received by each of Holdings and the Subsidiary Guarantor.

            The opinions expressed herein are limited to the laws of the United States of America and the laws of the State of New York and, to the extent relevant, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the

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category of persons whose consent is required under Section 7 of the Securities
Act.

            The opinions expressed herein are solely for your benefit in connection with the transaction covered in the first paragraph of this letter and may not be relied upon in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.

                                      Very truly yours,

                           FRIED, FRANK, HARRIS, SHRIVER & JACOBSON

                           By: /s/ LAWRENCE R. BARD
                              -------------------------------------
                                      Lawrence R. Bard


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